                                                                  EXHIBIT 10.16


                               September 24, 1997



Mr. Bruce D. Nye
Chief Financial Officer
S-O Operating Corp.
22895 Eastpark Drive
Yorba Linda, CA  92887

         Re: COMMITMENT LETTER
             -----------------

Dear Bruce:

         We are pleased to advise you that Union Bank of California, N.A. ("Bank") is willing to make available a credit facility (the "Facility") to S-O Operating Corp., formerly known as Steri-Oss, Inc. ("Steri-Oss" or "Company") in the aggregate amount of Thirty-Five Million Dollars ($35,000,000) subject to the terms and conditions set forth in the Summary of Indicative Terms and Conditions dated September 24, 1997 ("Summary of Terms"), a copy of which is attached hereto and incorporated herein by reference, and to those contained in such other loan documents as Bank may require in order to evidence the Facility.

         This commitment letter ("Letter") is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the Facility. Rather, it is intended only to outline certain major terms around which the final terms and documentation for the Facility are to be structured. Further negotiations adding to or modifying the general scope of these major terms shall not be precluded by the issuance of this Letter and its acceptance by Company. Bank's commitment to make the Facility available to Company is subject to the negotiation, execution and delivery of a definitive credit agreement ("Credit Agreement"), security agreements, and other related instruments, documents and agreements (together with the Credit Agreement, the "Credit Documents"), in each case satisfactory to Bank and its counsel, and reflecting each of the terms and conditions set forth herein and in the Summary of Terms. The Credit Documents shall also contain representations and warranties from Company's authorized agents and such other covenants, terms, conditions, indemnities, representations and warranties, and events of default as may reasonably be required by Bank.

         By accepting this Letter, Company represents and warrants that the information and data heretofore, now or hereafter provided or made available by Company or its agents in connection with the transaction outlined hereunder are complete, timely, accurate and correct

Mr. Bruce D. Nye
September 24, 1997
Page 2


in all material respects. Company agrees to notify Bank promptly in writing should Company determine or discover that any such information or data is incomplete, inaccurate or misleading. If, in the course of Bank's review of such information or data or otherwise, facts are discovered which Bank believes will or may have a material adverse impact on the financial condition, operations or prospects of Company, Bank may, in its sole discretion, suggest alternative financing arrangements or may decline to provide financing to Company.

         Subject to satisfaction of the conditions set forth in the Summary of Terms, Bank shall use its reasonable efforts to cause the financing contemplated by this Letter to close on or before March 30, 1998 (the "Closing Date"). Notwithstanding the foregoing sentence, in the event that: (i) an event occurs or a condition develops which Bank believes will or may have a material adverse impact on the financial condition, operations or prospects of Company; (ii) prior to the Closing Date, the Credit Documents have not been executed by Company. Bank and any other person or entity a party thereto, or all of the conditions set forth therein have not been compiled with to the satisfaction of Bank and its counsel and the initial funding under the Credit Agreement has not been made; (iii) any change in any law or regulation affecting Bank's ability to enter into the Facility shall impose upon Bank any material obligation, fee, liability, loss, cost, expense or damage which is not contemplated by this Letter; or (iv) any financial or other information or data submitted by Company or any representations or warranties of Company are determined to be materially incomplete, inaccurate or misleading; then Bank may, in its sole discretion, terminate all of its obligations hereunder. Within ten (10) days of such termination, Company shall pay to Bank any and all costs and expenses of Bank in connection herewith as provided below.

         The reasonable costs and expenses of Bank including, without limitation, the reasonable allocated fees and expenses of its counsel (which counsel may include any local or foreign outside counsel, or in-house counsel), incident to Bank's due diligence incurred prior to the Closing Date, or arising in connection with the structuring, negotiation and documentation of the transactions contemplated by this Letter and the Credit Documents, shall be for Company's account and shall be paid or reimbursed by Company, whether or not the Closing Date occurs or the Facility is funded.

         Company hereby agrees that the contents of this Letter are confidential and are provided to Company solely for the purposes described herein. This Letter may not be relied upon by, and Company shall not deliver, display, duplicate or otherwise disclose the contents thereof to any third party (except to the extent required by law) without the prior written consent of Bank. This commitment is not assignable by Company to any person or entity, is solely for

Mr. Bruce D. Nye
September 24, 1997
Page 3



the benefit of Company, and may not be relied upon by any other person or entity, except with the written consent of the Bank.

         The terms of this Letter may not be waived, amended, modified or altered except by a writing signed by the parties hereto.

         By execution and return of this letter Company agrees as follows:

         Company will pay all out-of-pocket fees and expenses which may be incurred by the Bank and their respective affiliates in connection with this financing transaction, whether or not the financing transaction contemplated by this letter is provided, or other financing is arranged.

         Company will (i) indemnify and hold harmless the Bank, any lender or prospective lender and their respective affiliates, officers, directors, employees and agents (each an "Indemnified Person") against all claims, damages, liabilities and expenses which may be incurred by or asserted against any of them in connection with the statements contained in this letter or the transaction contemplated by this letter, whether or not the financings contemplated by this letter are provided; (ii) reimburse each Indemnified Person, upon their demand, for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding, whether commenced or threatened (whether or not any such person is a party to any action or proceeding out of which any such expenses arise), or in any way relating to the extension of the financing contemplated by this letter or from any use or intended use of any of the proceeds thereof except, in the case of any indemnified Person, to the extent any such loss, claim, damage or liability is determined by a final judgment of a court of competent jurisdiction to be attributable solely to the gross negligence or willful misconduct of such Indemnified Person; and (iii) provide the Bank and its respective affiliates with all information required for their due diligence analysis, regardless of when, by whom or for whom prepaid.

         Your obligation to indemnify such Indemnified Persons and pay such expenses shall remain effective regardless of whether a definitive financing agreement is executed. None of the Bank or any other indemnified Person shall be responsible or liable to any other party hereto or any person for consequential, indirect, punitive or exemplary damages which may be alleged as a result of this letter or the transactions contemplated hereby. The provisions of this paragraph shall be in addition to any rights that the Bank or any other Indemnified Person may have at common law or otherwise, including, but not limited to, and right of contribution.

Mr. Bruce D. Nye
September 24, 1997
Page 4



         By its acceptance of this Letter, the Company agrees that this Letter supersedes any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between us.

         THIS LETTER MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ACTUAL OR ALLEGED PRIOR, CONTEMPORANEOUS OR SUBSEQUENT UNDERSTANDINGS OR AGREEMENTS OF THE PARTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OTHER THAN A WRITING WHICH EXPRESSLY AMENDS OR SUPERSEDES THIS LETTER. ALL OTHER WRITINGS, INCLUDING, WITHOUT LIMITATION, THE LETTER OF INTEREST, ISSUED BY THE BANK TO COMPANY PRIOR TO THE DATE HEREOF, ARE NULL AND VOID AND OF NO EFFECT. THERE ARE NO UNWRITTEN ORAL UNDERSTANDINGS OR AGREEMENTS BETWEEN THE PARTIES.

         THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

         This Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document.

         BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE ARBITRATION RULES TO APPLY, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR REFEREE APPLYING SUCH APPLICABLE RULES. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS LETTER OR ANY OF THE DEFINITIVE DOCUMENTATION AND CONSENT TO ARBITRATION OF ANY SUCH DISPUTES.

         If the terms of this Letter are acceptable to you, we ask that you return to us an executed copy of this Letter. The Bank's commitment pursuant to this Letter shall expire at 5:00 p.m. on September 30, 1997, unless this Letter is accepted by you and delivered to us, prior to such time and date. Upon execution of this Letter, the Company agrees to pay to the Bank a commitment fee in the amount of $50,000, as set forth in the Summary of Terms.

Mr. Bruce D. Nye
September 24, 1997
Page 5


Notwithstanding the expiration or termination of the Bank commitment with respect to providing financing hereunder, the provisions set forth herein shall survive such expiration or termination.

                                Very truly yours,

                                UNION BANK OF CALIFORNIA, N.A.


                                By:   /s/ SEAN M. SPRING
                                      --------------------------------------
                                      Name:      Sean M. Spring
                                      Title:     Assistant Vice President


THE AFORESAID IS ACCEPTED, ACKNOWLEDGED AND AGREED TO ON THIS _____ DAY OF SEPTEMBER, 1997.

                               S-O OPERATING CORP.


                               By:
                                       -------------------------------------
                                       Name:
                                                 ---------------------------
                                       Title:
                                                 ---------------------------

                   SUMMARY OF INDICATIVE TERMS AND CONDITIONS

                  $35 MILLION SENIOR SECURED CREDIT FACILITIES
                               SEPTEMBER 24, 1997


BORROWER:            S-O Operating Corp., formerly Steri-Oss, Inc. ("Steri-Oss"
                     or the "Company").

AGENT:               Union Bank of California, N.A. ("Union Bank" or "Bank").

ISSUING BANK:        Union Bank.

TYPE AND AMOUNT:     The facilities shall consist of a Revolving
                     Credit Facility and an Acquisition Facility (collectively, the "Total Credit Facility").

                     Revolving Credit Facility. The Revolving Credit Facility will have a final maturity date of March 2002, and be in an initial amount of up to $15 million under which working capital loans may be made and under which letters of credit may be issued up to a Sublimit to be agreed upon; provided that no letter of credit may extend beyond the final maturity date of the Revolving Credit Facility. Steri-Oss would have the option to increase the Revolving Credit Facility in a $5 million increment to $20 million, provided:

                     (1) No Default or Event of Default (as defined in the definitive documentation) shall have occurred and be continuing.

                     (2) Borrower pays to Agent the Revolving Credit Facility Line Increase Fee (as hereinafter defined).

                     Acquisition Facility. The Acquisition Facility will have a final maturity date of March 2002, and be in an initial amount of up to $15 million. Draws under the Acquisition Facility would be permitted until March 31, 2000. The initial minimum draw will be in the amount of $1 million and increments of $100,000 will be permitted thereunder. Until March 31, 2000, all loan balances under the Acquisition Facility will be charged interest only, thereafter, the amount outstanding will amortize quarterly as follows:

                                         Payment amount as % of march 31, 2000
            Payment Date                   Acquisition Facility Loan Balance
            ------------                   ---------------------------------
            July 1, 2000                                  7%
            October 1, 2000                               7%
            January 1, 2001                               7%
            April 1, 2001                                 7%
            July 1, 2001                                 10%
            October 1, 2001                              10%
            January 1, 2002                              10%
            March 31, 2002                               42%

S-O Operating Corp.
Summary of Indicative
Terms and Conditions
September 24, 1997
Page 2




                     If the Revolving Credit Facility were terminated, the Acquisition Facility would immediately be due and payable.

                     Advances against the Acquisition Facility must meet the following tests and conditions:

                     i) Target must have positive EBITDA for the trailing twelve month period.

                     ii) The purchase price of any acquisition is not to exceed $5 million. A maximum of $5 million in the aggregate of the Acquisition Facility may be used for international acquisitions.

                     iii) Target must be in the dental care industry, or be a medical device company, or be in a closely related line of business.

                     iv) Both before and after giving effect to any acquisition, Steri-Oss must be in compliance with all financial covenants of the Total Credit Facility on a pro-forma basis.

                     v) There shall not exist any material present or future contingent liabilities.

                     vi) Steri-Oss is the surviving entity.

                     vii) The Agent shall have received all applicable legal documentation.

USE OF PROCEEDS:     The initial proceeds of up to $20 million
                     under the Revolving Credit Facility, together with not less than $60 million in gross proceeds from an initial public offering with respect to the Parent ("IPO") shall be used as follows:

                     1) with respect to the Parent, to (a) redeem all outstanding shares of the Class B Preferred Stock; (b) pay all accrued dividends on Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock; (c) redeem the balance of Class A Preferred Stock and Class C Preferred Stock not converting into Common Stock in the Preferred Stock Conversion as contemplated in the Form S-1 dated August 26, 1997, upon consummation of the IPO, provided that no more than $20 million of cash shall be utilized to redeem the principal amount of the Class A Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock, in the aggregate.

S-O Operating Corp.
Summary of Indicative
Terms and Conditions
September 24, 1997
Page 3




                     2) to repay the Subordinated Notes, and the accrued interest and prepayment penalties in connection with the early retirement of the Subordinated Notes.

                     3) to pay for fees and expenses that are specifically associated with the IPO, prepayment of subordinated debt, and other amounts that are associated with obtaining the total Credit Facility.

                     Upon the closing of the Total Credit Facility, the Revolving Credit Facility would be available to provide for the working capital requirements and general corporate purposes of the Company and its subsidiaries and, subject to a sublimit to be agreed upon, to issue standby letters of credit.

GUARANTORS:          Borrowings are to be guaranteed by Steri-Oss, Inc.
                     (formerly S-O Acquisition Corp.) ("Parent") and all of the
                     Parent's and Company's material present and future direct and indirect subsidiaries.

SECURITY:            All extensions of credit to Steri-Oss, and any guaranties
                     related thereto, will be cross-defaulted, cross-collateralized, and secured by first priority perfected security interests in all of the existing and after-acquired personal and real property of Parent, Steri-Oss and their subsidiaries, including a pledge of the stock of Steri-Oss and its subsidiaries, as well as a pledge of the stock of any future subsidiaries of the Parent, and all intangibles of parent, Steri-Oss and their subsidiaries, and any intercompany debt obligations.

                     To grant liens securing the Total Credit Facility, Steri-Oss, parent and their subsidiaries shall execute and deliver to the Agent all pledge agreements, security agreements, financing statements, deeds of trust, mortgages and other documents and instruments as are necessary to grant a first priority perfected security interest in and lien upon all such property.

INTEREST RATES:      All amounts outstanding under the Revolving Credit
                     Facility and Acquisition Facility shall bear interest, at Steri-Oss' option, as follows (subject to the second succeeding paragraph):

                     A. at the Reference Rate plus the Reference Rate Margin per annum set forth in the Pricing Grid below; or

                     B. at the Adjusted London Interbank Offered Rate (LIBOR) plus the LIBOR Margin per annum set forth in the Pricing Grid below.

S-O Operating Corp.
Summary of Indicative
Terms and Conditions
September 24, 1997
Page 4




                     Notwithstanding the foregoing, during the period from the Closing Date to the date of delivery of the audited financial statements of Steri-Oss for the fiscal year ending December 31, 1997, the Reference Rate Margin shall be 0.00% and the LIBOR Margin and the Letter of Credit Fees shall be 1.25%. From and after the delivery of such financial statements, pricing shall be determined in accordance with the Pricing Grid below and adjusted on the basis of the most recent quarterly financial statements received from time to time by the Agent.

                     As used herein,

                     The Union Bank of California, N.A. Reference Rate is defined as the variable rate of interest, per annum, most recently announced by Union Bank of California, N.A. at its Corporate Headquarters as the "Union Bank of California, N.A. Reference Rate"; with the understanding that the "Union Bank of California, N.A. Reference Rate" is one of the Bank's index rates and merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate at which the Bank calculates interest or extends credit.

                     The Adjusted London Interbank Offered Rate (LIBOR) is defined as the rate determined by Union Bank of California, N.A. to be the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) at which dollar deposits, in immediately available funds and in lawful money of the United States, would be offered to Union Bank of California, N.A., outside of the United States, for a term corresponding to the interest period applicable to Union Bank of California, N.A.'s advance to Borrower, for an amount of principal covered by the Borrower's interest rate election, and adjusted to reflect Union Bank of California, N.A.'s costs. LIBOR draws must be in minimum increments of $500,000, with a maturity of one, two, three, or six months. No more than four LIBOR tranches may be outstanding at any time.

S-O Operating Corp.
Summary of Indicative
Terms and Conditions
September 24, 1997
Page 5



         REVOLVER CREDIT FACILITY AND ACQUISITION FACILITY PRICING GRID

============================================================================================================================
                                  Pricing Level I:      Pricing Level II:      Pricing Level III:      Pricing Level IV:
                                  ----------------      -----------------      ------------------      -----------------

Ratio of Funded Debt               Equal to or <           > 1.00 and =           > 1.50 and =           Greater than
                                                                <                      <
to DBITDA(1)                            1.00                   1.50                   2.00                   2.00
----------------------------------------------------------------------------------------------------------------------------
Unused Fee:                            0.250%                 0.250%                 0.375%                 0.500%
----------------------------------------------------------------------------------------------------------------------------
LIBOR Margin and
Letter of Credit Fees:                  1.25                  1.50%                  1.75%                   2.00%
----------------------------------------------------------------------------------------------------------------------------
Reference Rate Margin:                 0.00%                  0.00%                  0.25%                   0.50%
============================================================================================================================


(1) Based on a quarterly measurement of Funded Debt, at that point in time, to EBITDA, as calculated on a rolling four quarter basis.

INTEREST PAYMENTS:   Monthly for Reference Rate Loans; on the last day
                     of selected interest periods (which shall be 1, 2, 3 and 6 months) for LIBOR Loans (and at the end of every three months, in the case of interest periods of longer than three months); and in each case upon prepayment.

LETTER OF CREDIT
FEE: The standby letter of credit fee shall be the applicable Letter of Credit Fee set forth in the Pricing Grid above, and an additional 0.25% per annum to be retained by the Issuing Bank issuing any letter of credit calculated on the face amount of such letter of credit. In addition, the issuing Bank shall receive usual and customary letter of credit issuance, amendment and administration fees.

UNUSED FEE:          The Unused Fee shall be the applicable Unused Fee set
                     forth in the Pricing Grid above times the daily average unused portion of the Revolving Credit Facility and the Acquisition Facility, and shall accrue from the Closing
                     Date. The Unused Fee shall be payable quarterly in arrears on the unused portion of the Revolving Credit Facility and the Acquisition Facility and computed on the basis of a 360 day year.

COMMITMENT LETTER
DELIVERY FEE:        A fully earned and non-refundable
                     Commitment Letter Delivery Fee of $50,000 would be due and payable upon Borrower's acceptance of a commitment letter, should one be issued.

S-O Operating Corp.
Summary of Indicative
Terms and Conditions
September 24, 1997
Page 6



CLOSING FEE:         A Closing Fee of $162,500, payable on the closing
                     Date, against which would be credited the Commitment Letter
                     Delivery Fee. Additionally, should Steri-Oss utilize the option to increase the Revolving Credit Facility, in a one-time $5 million increment, to an aggregate Revolving
                     Credit Facility amount of $20 million, Steri-Oss would pay to Agent a fee of $12,500 (the "Revolving Credit Facility
                     Line Increase Fee").

DRAWDOWNS:           Drawdowns are at the Borrower's option with same day notice
                     (by 10:00 a.m. Los Angeles time) for Reference Rate Loans and three business days' advance notice for LIBOR Loans (by
                     10:00 a.m. Los Angeles time the day of the LIBOR request).

VOLUNTARY
PREPAYMENTS:         Reference Rate Loans may be repaid at any
                     time. LIBOR Loans may be prepaid at any time with at least two business days' advance notice, subject to compensating the Agent for any funding losses, breakage costs, and related expenses. Prepayments are subject to minimum amounts of $1 million and integral multiples of $100,000 thereof.

REDUCTION OF THE
REVOLVING CREDIT
FACILITY:            The Borrower may irrevocably reduce the Revolving
                     Credit Facility in amounts of at least $1 million at any time on thirty business days' notice; provided, however, that the Revolving Credit Facility will not be reduced below $10 million.

REDUCTION OF THE
ACQUISITION
FACILITY:            The Borrower may irrevocably reduce the Acquisition
                     Facility in amounts of at least $1 million at any time on thirty business days' notice; provided, however, that the Acquisition Facility will not be reduced below $5 million.
                     Borrowing and re-borrowing of amounts under the Acquisition
                     Facility will be allowed as follows:

                     (a) Amounts under the Acquisition Facility may be borrowed and reborrowed until March 31, 2000;

                     (b) Provided no Default or Event of Default (as defined in the definitive documentation) shall have occurred and be continuing, on March 31, 2000 the Acquisition Facility will convert to an amortizing

S-O Operating Corp.
Summary of Indicative
Terms and Conditions
September 24, 1997
Page 7



                     term debt facility as provided herein. After the conversion of the Acquisition Facility to an amortizing term loan, no further borrowings under the Acquisition Facility will be permitted.

                     (c) Any principal prepayments of the Acquisition Facility after it has been converted will be applied to principal due in the inverse order of maturity.

MANDATORY
PREPAYMENTS:         The Borrower shall make the following mandatory prepayments
                     (subject to certain exceptions and basket amounts to be negotiated in the definitive Financing Documentation).

                     Prior to March 31, 2000, Mandatory Prepayments shall be applied to reduce outstanding loan balances, if any, on the Revolving Credit Facility. Subsequent to march 31, 2000, mandatory Prepayments shall be applied first to reduce amounts outstanding under the Acquisition Facility in the inverse order of maturity, until reduced to zero, and thereafter to reduce amounts, if any, outstanding under the Revolving Credit Facility:

                     1. Asset Sales - prepayments in an amount equal to 100% of the net after-tax cash proceeds from the sale or other disposition of any property or assets (other than inventory sold in the ordinary course of business) of the Borrower or its subsidiaries (including casualty insurance proceeds), payable upon receipt;

                     2. Debt Financing - prepayments in an amount equal to 100% of the net cash proceeds received from debt financing of the Borrower or its subsidiaries, payable upon receipt; and

                     3. Equity Offerings - prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of equity securities of Parent or the Borrower or its subsidiaries, payable upon receipt.

REPRESENTATIONS
AND WARRANTIES:      Customary and appropriate as to Parent, the Borrower and
                     its subsidiaries, including without limitation, due organization and authorization, no conflict, financial condition, no material adverse changes, no contingent liabilities, title to properties, books and records, liens, litigation, subsidiaries, payment of taxes, no material adverse agreements,

S-O Operating Corp.
Summary of Indicative
Terms and Conditions
September 24, 1997
Page 8



                     compliance with laws, environmental liabilities, pension and welfare plans, investment company act and public utility holding company act, no acquisition of margin stock, solvency, insurance, labor matters, intellectual property, and full disclosure.

AFFIRMATIVE
COVENANTS:           Usual and customary for a credit agreement of this type as to Parent, the borrower and its subsidiaries, including but not limited to the following:

                     o  Financial information.

                     o Certified balance sheet, dated as of the Closing Date and after giving effect to the IPO and the financing contemplated herein, to be delivered within 30 days of the Closing Date.

                     o Notice of default, litigation, environmental violation, disposition of assets, etc.

                     o  Reports to SEC, shareholders and holders of debt.

                     o  Conduct of business; maintenance of existence.

                     o  Maintenance of property; insurance.

                     o Compliance with laws, including ERISA and environmental regulations.

                     o  Payment of taxes and obligations.

                     o  Books and records.

                     o  Guaranty and collateral obligations.

NEGATIVE
COVENANTS:           Usual and customary for a credit agreement of
                     this type, as to the Parent, the Borrower and its subsidiaries, including but not limited to the following:

                     o  Liens.

                     o  Limitations on indebtedness.

                     o  Consolidation, Merger, etc.

                     o  Asset Dispositions.

                     o  Cash Dividends.

                     o  Investments.

                     o  Rental Obligations.

                     o  Other Agreements.

                     o  Business Activities.

                     o  Change of Location or Name.

                     o  Capital expenditure limitations.

S-O Operating Corp.
Summary of Indicative
Terms and Conditions
September 24, 1997
Page 9



                     o  Transactions with affiliates.

                     o  Employee benefit plans.

                     o  Environmental compliance.

FINANCIAL
REPORTING:           o  Audit Report. Within ninety (90) days after the end of
                        each fiscal year deliver: the consolidated and consolidating audited balance sheet of Borrower and its subsidiaries as at the end of such fiscal year and the audited related statements of earnings, stockholders=equity and cash flow; these audited financial statements would be prepared by a national accounting firm acceptable to Agent.

                     o Quarterly Reports. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, deliver copies of the unaudited consolidated and consolidating balance sheet as at the end of such fiscal quarter and the related unaudited statements of earnings, stockholders' equity and cash flow for such fiscal quarter and the portion of the fiscal year through such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, prepared in reasonable detail and in accordance with GAAP (subject to normal year-end audit adjustments and absence of footnotes).

                     o Compliance Certificate. Contemporaneously with the furnishing of a copy of the Audit Report and the Quarterly Reports, deliver a duly completed certificate ("Compliance Certificate") signed by the chief financial officer or other authorized officer of the Borrower.

                     o Business Plan. As soon as available, but in any event, within 30 days prior to the beginning of each fiscal year of the Borrower, deliver a copy of the plan and forecast (including a projected closing consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its subsidiaries for such fiscal year.

                     o Reports to SEC and to Stockholders. Promptly upon the filing or making thereof, deliver to Agent copies of each filing and report


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Terms and Conditions
September 24, 1997
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                        made by the Parent, the borrower or any of its
                        subsidiaries with or to any securities exchange or the Securities and Exchange Commission and of each communication from the borrower or to stockholders generally.

FINANCIAL
COVENANTS:           (Levels to be agreed upon)

                     I. Maximum Funded Debt to Twelve month trailing EBITDA, measured quarterly.

                     II. Minimum Fixed Charge Coverage Ratio, measured quarterly based on Twelve month trailing EBITDA.

                     III. Minimum Twelve month trailing EBITDA.

EVENTS OF DEFAULT:   Customary and appropriate, including without
                     limitation, failure to make payments of principal, interest and fees when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy/insolvency, judgments in excess of specified amounts, pension plan defaults, non- compliance with ERISA, impairment of security interests in collateral, invalidity of guarantees and "changes of control" (to be defined in a mutually agreed upon manner), and subject to threshold amounts and grace periods to be negotiated.

CERTAIN CONDITIONS
PRECEDENT TO INITIAL
FUNDING: Customary and appropriate conditions precedent to the Closing of the Total Credit Facility will include, without limitation, the following:

                     o Satisfactory evidence of the consummation of an initial public offering of the Parent generating gross proceeds in an amount not less than $60 million.

                     o Satisfactory Documentation. The definitive financing documentation evidencing the facilities shall be prepared by counsel to the Agent and shall be in form and substance satisfactory to the Agent.

                     o Appropriately completed: (a) revolving line of credit note, and (b) acquisition line note.


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Summary of Indicative
Terms and Conditions
September 24, 1997
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                     o  An executed security agreement.

                     o A completed officer's certificate of the Borrower and its subsidiaries.

                     o Evidence of appropriate insurance coverage as required in the definitive documentation.

                     o Borrower shall have paid to the Agent the fees and expenses provided for herein.

                     o Evidence of each filing, registration or recordation (and payment of any necessary fee, tax or expense relating thereto) with respect to each document (including, without limitation, any UCC financing statement) required by the related documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of the Agent, a perfected first lien on the collateral (subject to permitted liens).

                     o No Material Adverse Change. Since the time period in which the financial statements are dated as required hereunder, there shall have occurred no material adverse change in the condition (financial or other), business, assets, liabilities, properties, results of operations or prospects of the Company or its subsidiaries. The Agent shall have been promptly notified of any conditions or events not previously disclosed to the Agent and of any new information or additional developments concerning conditions or events previously disclosed to the Agent which may have a Material Adverse Effect.

                     o Financial Statements. The Agent shall have received: (i) the unaudited consolidated and consolidating financial statements of the Company and its subsidiaries for the most recent quarter and year- to-date period ending prior to the Closing Date, and (ii) such other financial statements and information as may be requested by the Agent.

                     o After giving effect to the IPO, there will be no other Funded Debt at closing except for debt secured by permitted liens or permitted lease obligations (as defined in the definitive documentation).

                     o Expenses. All accrued and invoiced fees and expenses of the Agent, including reasonable legal fees (including allocated cost of internal and outside counsel) and related out-of-pocket expenses, shall have been paid.

                     o Such other information and documents as may reasonably be required by the Agent and the Agent's counsel.



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Summary of Indicative
Terms and Conditions
September 24, 1997
Page 12


BORROWINGS:          The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

ASSIGNMENTS AND
PARTICIPATIONS:      The Agent may assign all or, in an amount of not less than
                     $5 million, any part of the Total Credit Facility to affiliates or one or more banks or other entities that are eligible assignees (to be described in the Financing
                     Documentation) to which the Borrower consents (such consent not to be unreasonably withheld or delayed), and upon such assignment, such affiliate, bank or entity shall become a lender for all purposes of the definitive Financing
                     Documentation; provided that assignments made to affiliates and other lenders shall not be subject to the $5 million minimum assignment requirement. Any new lenders, if any, will have the right to sell participations, subject to customary limitations on voting rights and other terms to be negotiated, in their share of the Total Credit Facility.

REQUIRED LENDERS:    Except for certain fundamental matters, to be
                     determined, lenders holding in the aggregate more than 66.67% of the outstandings under the Total Credit Facility, or, if there are no outstandings, more than 66.67% of the commitments under the Total Credit Facility.

RESERVE REQUIREMENTS
& INDEMNITIES:       The Financing Documentation will contain
                     customary provisions for indemnification of Bank entities, lenders and their respective directors, officers, employees, agents, attorneys and officers, increased costs of capital resulting from reserve requirements or otherwise, other increased costs (including LIBOR breakage costs), capital adequacy and similar provisions.

GOVERNING LAW
AND JURISDICTION:    California.

CLOSING DATE:        Within 30 days of an IPO, but in no instance later than
                     March 31, 1998.